Exhibit 99.2

www.HelixESG.com
Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release	09-002

	Contact:	Tony Tripodo
Date: January 26, 2009	Title:	Chief Financial Officer
Helix Receives Redemption Notice
Helix Energy Solutions Group, Inc. (NYSE: HLX) reports that it has received a redemption notice from Fletcher International Ltd., the holder of its Series A-1 Cumulative Convertible Preferred Stock and its Series A-2 Cumulative Convertible Preferred Stock, pursuant to which Fletcher elected to redeem 30,000 shares of its Series A-2 Cumulative Convertible Preferred Stock in exchange for 5,938,776 shares of the Company’s common stock. Helix expects to complete the redemption in the near future. The Series A-1 and A-2 Preferred Stock had been previously issued to Fletcher and, in accordance with the terms of each such series, were convertible and redeemable by the holder thereof. The resale of the common stock issuable upon the conversion or redemption of all or any part of each such series is registered pursuant to an effective registration statement filed with the Securities and Exchange Commission. The shares of Series A-2 Preferred Stock being redeemed by Fletcher represent all of the Series A-2 Preferred Stock outstanding.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides reservoir development solutions and other contracting services to the energy market as well as to its own oil and gas business unit. Helix’s contracting services segment utilizes its vessels and offshore equipment that when applied with its methodologies reduce finding and development costs and cover the complete lifecycle of an offshore oil and gas field. Helix’s oil and gas segment engages in prospect generation, exploration, development and production activities. Helix operates primarily in the Gulf of Mexico, North Sea, Asia Pacific and Middle East Regions.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2007. We assume no obligation and do not intend to update these forward-looking statements.